Exhibit 99.1

Contact: Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

Aggressive Cost Management Lessens Impact of Recession

RALEIGH, N.C., August 4, 2009 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today reported results for its second quarter ended June 30, 2009.

“We believe we are approaching the bottom of the market, as our customers shed inventory in advance of a recovery that we believe is likely to build momentum by mid-2010,” said Stephen R. Light, President, Chief Executive Officer and Chairman. “While we look forward to when the global economy slowly begins to mend, we remain aggressive in our efforts to reduce costs and advance our three-step strategy to remake our company into one with less debt, exciting new products, and a high performing workforce. Through breakthrough enhancements such as our SMART Technology™, we are building a stronger and better operating company based on industry-leading innovations and solid execution. We are realistic about the significant challenges we, and our paper producing customers, face. But we also continue to believe that we will exit 2009 stronger than when we entered it, as we work with our customers to bolster our market leadership position.”

SECOND QUARTER FINANCIAL HIGHLIGHTS

•

Net sales for the 2009 second quarter were $120.8 million, a 29.1% decrease from net sales for the 2008 second quarter of $170.4 million. Excluding currency effects shown in the table below, second quarter 2009 net sales decreased 20.0% from the second quarter of 2008, with a decline of 16.8% in the clothing segment and a decline of 25.7% in the roll covers segment. See “Clothing Segment Highlights” and “Roll Covers Segment Highlights” for further discussion.

•	Gross margins declined to 37.7% in the second quarter of 2009 from 40.4% in the second quarter of 2008. The decline is primarily due to the impact of lower sales volumes in all regions.

•

Operating expenses for the 2009 second quarter decreased by $24.8 million to $26.3 million, a 48.5% decrease from operating expenses for the 2008 second quarter of $51.1 million. This decrease was principally due to the $16.9 million reduction in G&A expenses during the second quarter of 2009 which was due to the following: a $5.2 million decrease relating to bank amendment expenses incurred in the second quarter of 2008, $3.4 million in reduced environmental accruals, $2.3 million of lower litigation accruals, $1.4 million of decreased provision for bad debt and decreased salaries, travel and other costs as a result of cost reduction efforts. Favorable currency effects of $1.9 million further reduced G&A expenses. Decreases in the other operating expenses were primarily due to the impact of cost reduction programs initiated by the Company during 2008 that reduced headcount and related expenses and to favorable currency effects of $2.8 million.

•

Net interest expense during the second quarter of 2009 increased by $14.8 million to $15.6 million, from $0.8 million for the second quarter of 2008. The increase is primarily due to the $13.7 million credit to interest expense in 2008 in connection with the change in the fair value of our interest rate swaps due to the loss of hedge accounting for the first six months of 2008 and to higher interest rates stemming from the amendment of the senior credit facility in May 2008. During the first half of 2008, hedge accounting under SFAS No. 133, was not applicable for the Company’s interest rate swaps in 2008 and the mark to market changes in their fair value were recorded as non-cash charges or credits to interest expense. Effective July 1, 2008, hedge accounting under SFAS No. 133 became applicable and the mark to market changes on the interest rate swaps were charged to accumulated other comprehensive income (loss). There can be no assurance that the interest rate swaps will continue to qualify for hedge accounting in future periods.

•

Restructuring expenses are related to the Company’s long-term strategy to reduce production costs and improve long-term competitiveness by closing and/or transferring production from certain of its manufacturing facilities and through headcount reductions. During the second quarter of 2009, restructuring expenses were $1.0 million and consisted almost entirely of headcount reductions. The Company reduced its workforce by 79 employees during the second quarter of 2009, having reduced it by approximately 270 employees in the first quarter of 2009 and nearly 100 employees in the 2008 fiscal year.

•

Net income for the second quarter of 2009 was $1.6 million or $0.03 per diluted share, compared to a net income of $14.1 million or $0.31 per diluted share for the second quarter of 2008. The decrease is primarily a result of lower sales volumes in the second quarter of 2009 as compared with the second quarter of 2008, and the increase in interest expense in the second quarter of 2009 due to the effect of the mark to market gains of $13.7 million in the second quarter of 2008 based on the loss of hedge accounting, partially offset by lower operating expenses in the second quarter of 2009 as compared with the second quarter of 2008.

•

Net cash used by operating activities was $7.5 million for the second quarter of 2009, compared to net cash provided by operating activities of $11.2 million for the second quarter of 2008. This decrease is due to a significant decline in revenues as a result of the effect of the global economic crisis on the paper industry and an increase in working capital, principally due to the payment of payables and accruals.

•

Adjusted EBITDA (as defined by the Company’s amended credit facility) was $31.6 million for the second quarter, compared to $50.2 million for the second quarter 2008. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•	Cash on hand at June 30, 2009 was $20.4 million, compared to $34.7 million at December 31, 2008, and $25.4 million at June 30, 2008.

•

Total bank debt at June 30, 2009 increased to $618.7 million from $609.3 million at March 31, 2009 primarily due to currency effects, partially offset by long-term debt principal payments of approximately $7.5 million. The balance at June 30, 2009 includes $28 million borrowed under our line of credit in the first quarter of 2009.

•

Capital expenditures during the second quarter of 2009 were $4.1 million, compared to $8.8 million in capital expenditures in the second quarter of 2008. The Company forecasts 2009 capital expenditures to be approximately $27 million and that capital expenditure levels in 2010 will be comparable to those for 2009.

OTHER DEVELOPMENTS

•

As of June 30, 2009, the Company was in compliance with all of the covenants under its senior credit facility. Absent a significant recovery in revenue resulting from an economic revival in the paper industry, the Company anticipates it will not be in compliance with certain of its financial covenants for the period ending September 30, 2009 and intends to seek an amendment to its senior credit facility agreement with the lenders prior to the date when an event of default would occur due to the Company’s failure to demonstrate compliance with the financial covenants for the period ending September 30, 2009. The Company has begun work toward this amendment, initiating contact with its lenders, although no assurances can be given that the Company will successfully obtain the lenders’ consent to amend the credit facility on this timetable or at all, or amend covenants in a manner sufficient to adequately reduce the risk of default. In light of this risk, and as part of its ongoing focus on enterprise risk management, the Company is continuing to evaluate market conditions and plan for contingencies, including, without limitation, exploring strategic initiatives to reduce its debt, which may include, among other things, an issuance of equity or other securities to repay a portion of its outstanding debt. There can be no assurance that the Company will be able to complete any such strategic initiatives on satisfactory terms, and any such strategic initiatives involving issuances of equity are likely to be highly dilutive to its existing stockholders. The Company has created a steering committee of the Board of Directors to lead this activity and has retained AlixPartners LLC as its financial advisor to assist in this process.

•

On July 8, 2009, the Company announced that it was notified by the New York Stock Exchange (“NYSE”) that because its closing price and average share price for the 30 days ended June 29, 2009 was above $1.00, the Company is no longer considered to be below the $1.00 continued listing criterion of the NYSE. However, the Company’s stock price has since varied above and below $1.00 and, should the Company fall out of compliance again, the Company would have six months to regain compliance.

•	The Company expects to incur additional restructuring expenses of approximately $3 million during 2009, primarily related to a continuation of streamlining its operating structure.

SEGMENT INFORMATION

The following table presents net sales for the second quarter of 2009 and 2008 by segment and the effect of currency on pricing and translation on second quarter 2009 net sales:

(dollars in millions):

	Net Sales Three Months Ended June 30,		Decrease in net sales from Q2 2008 to Q2 2009	Decrease in Q2 2009 net sales due to currency translation* and the effect of currency on pricing**	Percent decrease in net sales from Q2 2008 to Q2 2009
	2009	2008			Total	Excluding currency translation* effect and the effect of currency on pricing**
Clothing	$80.0	$109.3	$(29.3)	$(10.9)	(26.8)%	(16.8)%
Roll Covers	40.8	61.1	(20.3)	(4.6)	(33.2)%	(25.7)%

Total	$120.8	$170.4	$(49.6)	$(15.5)	(29.1)%	(20.0)%

*	Decrease in second quarter 2009 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the second quarter of 2008 from (ii) net sales for the second quarter of 2009 at the applicable average foreign currency exchange rate for the second quarter of 2009.
**	Change in the second quarter 2009 net sales due to currency effect on pricing relates to sales prices indexed in U.S. Dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

CLOTHING SEGMENT HIGHLIGHTS

•

Clothing segment sales declined 26.8% in the second quarter of 2009 to $80.0 million from $109.3 million in the second quarter of 2008, primarily due to decreased worldwide sales volumes and to unfavorable currency effects of $10.9 million. Excluding the effects of currency, net clothing segment sales decreased approximately 16.8%.

•	Overall pricing levels in the clothing segment increased slightly less than 1% during the second quarter of 2009, compared to the second quarter of 2008.

•

Clothing segment earnings were $26.0 million for the second quarter of 2009, compared to segment earnings of $27.9 million for the second quarter of 2008. The decrease in clothing segment earnings based on the decline in revenues due to the global economic crisis was offset by aggressive cost reduction actions such as those noted above relating to operating expenses.

ROLL COVERS SEGMENT HIGHLIGHTS

•

Roll covers segment sales declined 33.2% to $40.8 million for the 2009 second quarter from $61.1 million in the 2008 first quarter. The decrease is primarily the result of decreased worldwide sales volumes and unfavorable currency effects of $4.6 million. Excluding the effects of currency, net roll covers segment sales decreased approximately 25.7% as paper mills delayed repairs.

•	Overall pricing levels in the roll covers segment increased approximately 1% during the second quarter of 2009, compared to the second quarter of 2008.

•	Roll covers segment earnings were $8.4 million for the second quarter of 2009, compared to earnings of $15.5 million for the second quarter of 2008.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Wednesday, August 5, 2009
Start Time:	8:00 a.m. Eastern Time
Domestic Dial-In:	+1-877-941-8418
International Dial-In:	+1-480-629-9809

To participate on the call, please dial in at least 10 minutes prior to the scheduled start.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (a) we anticipate we will not be in compliance with certain financial covenants in our senior credit facility for the period ending September 30, 2009. We intend to seek an amendment to our senior credit facility agreement with the lenders thereunder prior to the date upon which an event of default would occur due to our failure to demonstrate compliance with the financial covenants for the period ending September 30, 2009 although no assurances can be given that we will successfully obtain the lenders’ consent to amend the credit facility on this timetable or at all, or amend covenants in a manner sufficient to adequately reduce the risk of default; (b) in the event that we are not in compliance with certain financial covenants in our senior credit facility for the period ending September 30, 2009, our lenders could terminate our revolving credit facility and accelerate the repayment of all of the outstanding debt under our senior credit facility, causing it to immediately become due and payable and counterparties may have the right to terminate our existing interest rate swaps if we are not able to reach agreement on amendment of our financial covenants or otherwise refinance our credit facility; (c) in the event that we are not in compliance with certain financial covenants in our senior credit facility for the period ending September 30, 2009 and if we are able to reach agreement on amendment of our financial covenants or otherwise refinance our credit facility, we may be required to pay substantial fees and our borrowing costs are likely to increase, and we may not have sufficient cash to pay such increased fees and costs; (d) our ability to generate cash sufficient to service our debt also depends on our ability to achieve our financial forecasts, which are based on certain assumptions that may or may not materialize as we expect regarding (i) demand for paper products, (ii) the level of paper production and inventories, (iii) the number of mills producing paper, (iv) the financial health of our customers, (v) the stability of product prices, (vi) the strength of market acceptance of new products, (vii) the absence of dramatic increases in commodity prices, (viii) our ability to maintain hedge accounting for our interest rate swaps, (ix) the beginning of an economic recovery in the global paper market in 2009, with the effect of increasing our revenues and profits, (x) the value of the Euro relative to the US dollar from its current level and (xi) our ability to implement and continue planned cost reductions; (e) we may not have sufficient cash to fund our operations should the current conditions in the global paper market continue; (f) we may not be able to enter into as many hedging arrangements in the future, resulting in greater exposure to the effects of currency fluctuations, both favorable and unfavorable, which could have a material impact on our results of operations; (g) we are subject to the risk of weaker economic conditions in the locations around the world where we conduct business, including without limitation the current turmoil in the global paper markets and the impact of the current global economic crisis on the paper industry and our customers; (h) our strategies and plans, including, but not limited to, those relating to the decrease in our financial leverage, developing new products, enhancing our operational efficiencies and reducing costs may not result in the anticipated benefits; (i) we may not achieve compliance with the NYSE continued listing standards; (j) our profitability could be adversely affected by fluctuations in interest rates; (k) we may not be able to develop and market new products successfully; (l) we may not be successful in developing new technologies or in competing against new technologies developed by competitors; (m) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (n) there can be no assurance that in future periods we will be able to assert that our hedge transactions are probable of occurring, and thus there can be no assurance that the interest rate swaps will continue to qualify for hedge accounting; (o) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (p) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (q) we are subject to any future changes in government regulation; (r) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (s) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Financial Tables Follow

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets – (Unaudited)

(dollars in thousands, except per share data)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$20,396	$34,733
Accounts receivable (net of allowance for doubtful accounts of $11,730 at June 30, 2009 and $14,937 at December 31, 2008)	77,331	94,049
Inventories	86,259	85,543
Prepaid expenses	6,879	4,844
Other current assets	10,782	14,938

Total current assets	201,647	234,107
Property and equipment, net	383,222	384,590
Goodwill	153,604	155,205
Intangible assets	28,309	32,129
Other assets	5,061	5,541

Total assets	$771,843	$811,572

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$28,000	$—
Accounts payable	30,172	53,076
Accrued expenses	65,268	83,139
Current maturities of long-term debt	27,444	39,687

Total current liabilities	150,884	175,902
Long-term debt, net of current maturities	563,308	577,270
Deferred and long-term taxes	13,028	13,358
Pension, other postretirement and postemployment obligations	66,361	67,029
Other long-term liabilities	4,625	5,594
Commitments and contingencies
Stockholders’ deficit
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of June 30, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 48,934,820 and 46,257,772 shares outstanding as of June 30, 2009 and December 31, 2008, respectively	489	463
Paid-in capital	220,621	220,370
Accumulated deficit	(226,762)	(218,915)
Accumulated other comprehensive loss	(20,711)	(29,499)

Total stockholders’ deficit	(26,363)	(27,581)

Total liabilities and stockholders’ deficit	$771,843	$811,572

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$120,843	$170,393	$237,346	$329,380
Costs and expenses:
Cost of products sold	75,225	101,595	147,436	197,250
Selling	16,075	21,847	32,583	42,312
General and administrative	6,464	23,367	19,672	42,057
Restructuring and impairments	1,026	2,718	1,140	3,250
Research and development	2,740	3,196	5,460	6,199

	101,530	152,723	206,291	291,068

Income from operations	19,313	17,670	31,055	38,312
Interest expense	(15,934)	(1,135)	(32,248)	(26,550)
Interest income	364	369	721	563
Foreign exchange gain (loss)	555	(875)	(786)	2,634

Income (loss) before provision for income taxes	4,298	16,029	(1,258)	14,959
Provision for income taxes	2,697	1,911	6,589	5,550

Net income (loss)	$1,601	$14,118	$(7,847)	$9,409

Net income (loss) per share:
Basic	$0.03	$0.31	$(0.16)	$0.20

Diluted	$0.03	$0.31	$(0.16)	$0.20

Shares used in computing net income (loss) per share:
Basic	48,882,979	46,121,323	48,879,669	46,084,995

Diluted	48,971,375	46,211,012	48,879,669	46,189,813

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows – (Unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2009	2008
Operating activities
Net income (loss)	$(7,847)	$9,409
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Stock-based compensation	1,046	274
Depreciation	18,752	22,152
Amortization of intangibles	1,166	1,807
Deferred financing cost amortization	2,694	2,344
Unrealized foreign exchange gain on revaluation of debt	(570)	(1,476)
Deferred taxes	1,439	(3,012)
Asset impairment	—	67
Gain on disposition of property and equipment	(2,016)	(269)
Change in fair value of interest rate swaps	794	(1,548)
Provision for bad debt expense	(3,209)	(71)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	21,336	7,642
Inventories	1,294	859
Prepaid expenses	(1,963)	(2,891)
Other current assets	3,841	(4,722)
Accounts payable and accrued expenses	(42,607)	11,459
Deferred and other long-term liabilities	(1,668)	(1,012)

Net cash (used in) provided by operating activities	(7,518)	41,012

Investing activities
Capital expenditures, gross	(11,115)	(20,886)
Proceeds from disposals of property and equipment	4,001	1,033
Proceeds from acquisition, net of cash acquired	—	144
Other	1,100	—

Net cash used in investing activities	(6,014)	(19,709)

Financing activities
Net increase in borrowings (maturities of 90 days or less)	28,000	168
Proceeds from borrowings (maturities longer than 90 days)	—	349
Principal payments on debt	(29,057)	(13,500)
Other	—	(8,744)

Net cash used in financing activities	(1,057)	(21,727)

Effect of exchange rate changes on cash flows	252	1,594

Net (decrease) increase in cash	(14,337)	1,170
Cash and cash equivalents at beginning of period	34,733	24,218

Cash and cash equivalents at end of period	$20,396	$25,388

NON-GAAP LIQUIDITY MEASURES

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) restructuring or related impairment costs (not to exceed $5.0 million in the aggregate for 2008 and in each year thereafter, (ii) reserves for inventory in connection with plant closings, (iii) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (iv) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing, the legal reorganization of Brazilian subsidiaries and the preparation and closing of the existing credit agreement, (v) consolidated amendment/termination costs, which consist of costs incurred in connection with the consummation of the fourth and fifth amendments to the senior credit facility and the termination of the employment contract of the former Chief Executive Officer and transition to the new Chief Executive Officer, not to exceed $8.0 million in the aggregate, (vi) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (vii) non-cash charges resulting from the application of purchase accounting, (viii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (ix) expenses incurred not exceeding $7 million per year as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. For certain historical periods, the amended credit agreement specified Adjusted EBITDA is $35,610, $36,514 and $38,431 for the quarters ended March 31, 2008, December 31, 2007 and September 30, 2007, respectively. For the quarter ended March 31, 2008, the amount reflects an increase of $800 over the originally disclosed amount in the first quarter of 2008, related to the transition to the new Chief Executive Officer. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

The following table provides a reconciliation from net income (loss), which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,
(in thousands)	2009	2008

Net income	$1,601	$14,118
Income tax provision	2,697	1,911
Interest expense, net	15,570	766
Depreciation and amortization	10,130	11,956

EBITDA	29,998	28,751
Amendment/termination costs (D)	—	5,198
Change in fair value of interest rate swaps (C)	(397)	13,704
Restructuring expenses	1,026	2,651
Inventory write-offs under restructuring programs	142	—
Non-cash compensation and related expenses	885	(130)

Adjusted EBITDA	$31,654	$50,174

	Six Months Ended June 30,
(in thousands)	2009	2008

Net income (loss)	$(7,847)	$9,409
Income tax provision	6,589	5,550
Interest expense, net	31,527	25,987
Depreciation and amortization	19,918	23,959

EBITDA	50,187	64,905
Unrealized foreign exchange gain on indebtedness, net (B)	—	(1,985)
Amendment/termination costs (D)	—	5,998
Change in fair value of interest rate swaps (C)	(795)	13,704
Change in fair value of other derivatives	—	(2,126)
Restructuring expenses	1,140	3,183
Inventory write-offs under restructuring programs	245	—
Growth program costs (A)	—	1,764
Non-cash compensation and related expenses	1,046	341

Adjusted EBITDA	$51,823	$85,784

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, growth program costs are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Growth programs costs for the three months ended March 31, 2008 included expenses incurred for our lean manufacturing initiatives, expansion into Vietnam and other growth programs.
(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, unrealized foreign exchange gains and losses on indebtedness are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008.
(C)	In accordance with the definition of Adjusted EBITDA in our credit facility agreement, as amended on May 30, 2008, interest expense added back to calculate Adjusted EBITDA excludes, for periods beginning after the quarter ended March 31, 2008, the effect of any non-cash gains and losses resulting from the marking to market of hedging obligations that has been charged to interest expense. Had this amended definition been in place for all periods presented, Adjusted EBITDA would have been $12.2 million lower for the three and six months ended June 30, 2008, respectively.
(D)	For the three and six months ended June 30, 2008, amendment/termination costs include $5,198 of costs incurred in connection with the consummation of the fourth and fifth amendments to the credit facility; and for the six months ended June 30, 2008, these costs include an $800 increase to Adjusted EBITDA for the first quarter of 2008 in accordance with the agreement with our lenders.